Exhibit 10.1

AMENDMENT NUMBER ONE
TO CREDIT AGREEMENT

This AMENDMENT NUMBER ONE TO CREDIT AGREEMENT (this “Amendment”) is entered into as of January 30, 2006, by the lenders identified on the signature pages hereof (the “Lenders”), WELLS FARGO FOOTHILL, INC., a California corporation (“Agent”; and together with the Lenders, the “Lender Group”), as the arranger and administrative agent for the Lenders, and 155 EAST TROPICANA, LLC, a Nevada limited liability company (“Parent”) and each of Parent’s Subsidiaries identified on the signature pages hereof (such Subsidiaries, together with Parent, are referred to hereinafter each individually as “Borrower”, and individually and collectively, jointly and severally, as the “Borrowers”), with reference to the following:

WHEREAS, Borrowers and the Lender Group are parties to that certain Credit Agreement, dated as of March 29, 2005 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, Borrowers have requested that the Lender Group make certain amendments to the Credit Agreement that will allow Borrowers, during the period of February 1, 2006 to June 30, 2006, to obtain Advances in the aggregate principle amount of up to $15 million, without regard to the borrowing limitations in Section (a) of the definition of “Borrowing Base” in Schedule 1.1; but subject otherwise to the terms and conditions of the Agreement; and

WHEREAS, subject to the terms and conditions set forth herein, the Lender Group is willing to make the amendments requested by Borrowers.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.     Defined Terms.  Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement, as amended hereby.

2.     Amendments to Credit Agreement.

(a)           Section 2.5 of the Credit agreement is hereby amended and restated in its entirety as follows:

“2.5         Overadvances.      If, at any time or for any reason, the amount of Obligations owed by Borrowers to the Lender Group pursuant to Section 2.1 or Section 2.12 is greater than any of the limitations set forth in Section 2.1 or Section 2.12, as applicable (an “Overadvance”), Borrowers immediately shall pay to Agent, in cash, the amount of such excess, which amount shall be used by Agent to reduce the Obligations in accordance with the priorities set forth in Section 2.4(b).  In addition, Borrowers hereby promise to pay the Obligations (including principal, interest, fees, costs, and expenses) in Dollars in full as and when due and payable under the terms of this Agreement and the other Loan Documents.  Anything to the contrary contained in this Agreement notwithstanding, from the period (the “Temporary Overadvance Period”) commencing on February 1, 2006, and ending on June 30, 2006 (the “Temporary Overadvance Termination Date”), the amount of Obligations owed by Borrowers to the Lender Group pursuant to Sections 2.1 and 2.12 may exceed (and Borrowers shall receive at Borrowers’ request, subject to the terms and conditions in this Agreement (other than the borrowing limitation in Section (a) of the definition of “Borrowing Base” in Schedule 1.1), Advances that would cause the amount of the Obligations to so exceed) the limitations set forth in Sections 2.1 and 2.12 in an amount not to exceed $7,500,000 (the “Temporary Overadvance Amount”); provided, however, in no event shall the amount of Obligations (taking into account the Temporary Overadvance Amount) owed by Borrowers to the Lender Group exceed the Maximum Revolver Amount less the Letter of Credit Usage at such time and less the Bank Product Reserve.  On the Temporary Overadvance Termination Date, Borrowers shall pay the then outstanding Overadvances in full.”

(b)           Schedule 1.1 of the Credit Agreement is hereby amended by adding the following definitions thereto in alphabetical order to read as follows:

“Temporary Overadvance Amount” means the temporary overadvance amount set forth in Section 2.5.

“Temporary Overadvance Period” means the temporary overadvance period set forth in Section 2.5.

“Temporary Overadvance Termination Date” means the temporary overadvance termination date set forth in Section 2.5.

3.     Conditions Precedent to Amendment.  The satisfaction of each of the following shall constitute conditions precedent to the effectiveness of this Amendment and each and every provision hereof:

(a)           Agent shall have received this Amendment, duly executed by the parties hereto, and the same shall be in full force and effect.

(b)           Agent shall have received an amendment fee in the amount of $100,000, which amount Borrower authorizes Agent, for the benefit of the Lenders, to charge to the Loan Account.  Such fee shall be fully earned and paid in full in immediately available funds on or before the date hereof.

(c)           The representations and warranties herein and in the Credit Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date hereof, as though made on such date (except to the extent that such representations and warranties relate solely to an earlier date).

(d)           No Default or Event of Default shall have occurred and be continuing on the date hereof, nor shall result from the consummation of the transactions contemplated herein.

(e)           No injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the consummation of the transactions contemplated herein shall have been issued and remain in force by any Governmental Authority against any Borrower, any Guarantor, Agent, or any Lender.

4.     Representations and Warranties.  Each Borrower represents and warrants to the Lender Group that (a) the execution, delivery, and performance of this Amendment and of the Credit Agreement, as amended hereby, (i) are within its powers, (ii) have been duly authorized by all necessary action, and (iii) are not in contravention of any law, rule, or regulation applicable to it, or any order, judgment, decree, writ, injunction, or award of any arbitrator, court, or Governmental Authority, or of the terms of its Governing Documents, or of any contract or undertaking to which it is a party or by which any of its properties may be bound or affected; (b) this Amendment and the Credit Agreement, as amended hereby, are legal, valid and binding obligations of such Borrower, enforceable against such Borrower in accordance with their respective terms; and (c) no Default or Event of Default has occurred and is continuing on the date hereof or as of the date upon which the conditions precedent set forth herein are satisfied.

5.     Choice of Law.  The validity of this Amendment, its construction, interpretation and enforcement, the rights of the parties hereunder, shall be determined under, governed by, and construed in accordance with the laws of the State of New York.

6.     Counterpart Execution.  This Amendment may be executed in any number of counterparts, all of which when taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Amendment by signing any such counterpart.  Delivery of an executed counterpart of this Amendment by telefacsimile or electronic mail shall be equally as effective as delivery of an original executed counterpart of this Amendment.  Any party delivering an executed counterpart of this Amendment by telefacsimile or electronic mail also shall deliver an original executed counterpart of this Amendment, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment.

7.     Effect on Loan Documents.

(a)           The Credit Agreement, as amended hereby, and each of the other Loan Documents shall be and remain in full force and effect in accordance with their respective terms and hereby are ratified and confirmed in all respects.  The execution, delivery, and performance of this Amendment shall not operate, except as expressly set forth herein, as a modification or waiver of any right, power, or remedy of Agent or any Lender under the Credit Agreement or any other Loan Document.  The waivers, consents, and modifications herein are limited to the specifics hereof, shall not apply with respect to any facts or occurrences other than those on which the same are based, shall not excuse future non-compliance with the Loan Documents, and shall not operate as a consent to any further or other matter under the Loan Documents.

(b)           Upon and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “herein”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan

Documents to “the Credit Agreement”, “thereunder”, “therein”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as modified and amended hereby.

(c)           To the extent that any terms and conditions in any of the Loan Documents shall contradict or be in conflict with any terms or conditions of the Credit Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified or amended accordingly to reflect the terms and conditions of the Credit Agreement as modified or amended hereby.

(d)           This Amendment is a Loan Document.

8.     Entire Agreement.  This Amendment embodies the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersedes any and all prior or contemporaneous agreements or understandings with respect to the subject matter hereof, whether express or implied, oral or written.

[signature page follows]

IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first above written.

155 EAST TROPICANA, LLC,
a Nevada limited liability company, as a Borrower
/s/ Neil Kiefer
By:	Neil Kiefer
Title:	Chief Executive Officer

155 EAST TROPICANA FINANCE CORP.
a Nevada corporation, as a Borrower
/s/ Neil Kiefer
By:	Neil Kiefer
Title:	President

WELLS FARGO FOOTHILL, INC.,
a California corporation, as Agent and as a Lender
/s/ Kevin P. Smith
By:	Kevin P. Smith
Title:	Vice President